EXHIBIT 99.1

SINOHUB STRENGTHENS BOARD OF DIRECTORS WITH THREE NEW MEMBERS

– Board Expansion Adds Expertise in Financial and SEC Reporting,
Technology-Focused Investments and Finance –

SANTA CLARA, Calif. and SHENZHEN, China, Feb. 12 /PRNewswire-Asia/ -- SinoHub, Inc. (OTC Bulleting Board: SIHI), whose primary asset is SinoHub Electronics Shenzhen Limited in the People's Republic of China, today announced the appointment of Dr. Richard L. King, Robert S. Torino and Afshin Yazdian to its board of directors, effective immediately. The company also said Zan Wang has stepped down from the board for personal reasons. With these changes, SinoHub's board now totals seven members, five of whom are independent directors.

Dr. King, Ph.D., 70, brings more than three decades of experience across various sectors of finance, specializing in the technology arena, to SinoHub's board. Dr. King has been a venture partner at Los Angeles-based GRP, which manages more than $600 million in assets, since May 2001. Dr. King also serves on the science advisory board at New York University. He began his career in finance as an electronics analyst, applying his advanced sciences education at leading Wall Street firms and initiating investment banking relationships with such companies as National Semiconductor, Mostek and Unitrode. Dr. King moved on to become an investment banker, and then a venture capitalist concentrating exclusively in high technology ventures. Born in Shanghai, Dr. King is a grandson of two of the original founders of the Bank of China. He is a member and former director of the Committee of 100, an organization of prominent Chinese Americans founded to encourage stronger relations between the U.S. and Greater China, and a member of the World Affairs Council of San Francisco. He has lectured in Taiwan on the venture capital industry at the invitation of the Minister of Finance. Dr. King received his Doctorate in Physics from New York University and attended Stern Graduate School of Business at New York University.

Mr. Torino, 55, is the chief operating officer of iPayment, Inc., a provider of credit and debit card-based payment processing services to small merchants, where he has been an officer since January 2001. Prior to that, Mr. Torino held the positions of chief financial officer, executive vice president and chief operating officer of iPayment Technologies, Inc., a predecessor of iPayment, Inc. Mr. Torino was also CEO of M80 Technologies, Inc., a software development company, and was president and CEO of software development company TRUE Software Inc. Mr. Torino received a Bachelor of Arts degree in Accounting from Boston College, Magna Cum Laude, and is a Certified Public Accountant.

Mr. Yazdian, 35, has served as the executive vice president and general counsel for iPayment, Inc. since 2001. He previously was general counsel and vice president of mergers and acquisitions for eConception, a technology venture fund. Mr. Yazdian also has previously practiced in the corporate and mergers and acquisitions groups at Waller Lansden Dortch & Davis, PLLC, a Nashville, Tennessee-based law firm. Mr. Yazdian received a Bachelor of Business Administration degree from Emory University in Atlanta, and graduated with honors from the University of Miami School of Law.

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SINOHUB STRENGTHENS BOARD OF DIRECTORS WITH THREE NEW MEMBERS Page of 2 of 3

''We are very pleased to add Richard, Bob and Afshin to our newly constituted and enhanced board,'' said Harry Cochran, chief executive officer of SinoHub. ''Richard's deep experience with electronics companies, comprehensive understanding of the financial markets and extensive network in the U.S. and China adds a distinctive knowledge base to our board. Bob has significant public company experience, including GAAP and SOX 404 top-down risk assessment expertise, and Afshin combines past entrepreneurial experience with top-notch SEC reporting knowledge and strong M&A experience. Each brings a valuable and unique skill set that will no doubt serve us well as we seek to implement our business strategy to become the standard electronic supply chain management platform for China's large and growing electronics industry.''

About SinoHub

The business of SinoHub, Inc., originally conducted through a current subsidiary of the company, was founded in 2000 by veteran entrepreneur Harry Cochran and electronic component industry veteran Lei Xia to facilitate the electronics revolution in China and now provides world-class supply chain management services with transparent information access for participants in the electronic components supply chain in China. For more information, visit the company's Web site at http://www.sinohub.com .

Cautionary Statement Regarding Forward-looking Information

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Such statements include, but are not limited to, the company's ability to implement its business strategy and become the standard electronic component supply chain management platform in China, among others. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, including competition from other companies, industry concentration, the demand for the Company's products, changes in governmental regulations and/or economic policies, civil unrest and general economic conditions. These and other risks are more fully disclosed in the company's Form S-1 filed with the U.S. Securities and Exchange Commission (SEC) on October 24, 2008, as amended, as well as other periodic filings the company makes with the SEC. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SinoHub undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:

   SinoHub, Inc.
    Falicia Cheng
    Tel:   +86-755-2661-1080
    Email: falicia@sinohub.com

   In the U.S.:
   PondelWilkinson Inc.
    Laurie Berman/Angie Yang
    Tel:   +1-310-279-5980
    Email: investor@pondel.com